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                                                                   Exhibit 99(5)

                                    CONSENT

     I hereby agree to serve as a member of CNA Surety Corporation's Board of Directors upon the closing of the Merger of Capsure Holdings Corp. and Surety Acquisition Company pursuant to the Reorganization Agreement among Capsure Holdings Corp., Continental Casualty Company, CNA Surety Corporation, Surety Acquisition Company and certain affiliates of Continental Casualty Company, dated as of December 19, 1996 and as amended on July 14, 1997.


                                        /s/  Bruce A. Esselborn
                                        --------------------------
                                        Bruce A. Esselborn

                                        Date:  August 12, 1997
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